CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Renminbi Income Notes	$13,203,529.99	$1,532.93*
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
*Fees of $1,405.22. were previously paid in connection with this offering as disclosed in the pricing supplement addendum dated June 9, 2011 relating to HSBC USA Inc. Renminbi Income Notes.

Pricing Supplement Addendum dated June 14, 2011
to Pricing Supplement dated June 6, 2011
Pricing Supplement Addendum dated June 9, 2011
Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

HSBC USA Inc. CNY 85,580,000 Renminbi Income Notes

On June 6, 2011, HSBC USA Inc. offered CNY 76,510,000 of the Notes.  On June 9, 2011, an additional CNY 1,940,000 of the Notes was offered.  An additional CNY 7,130,000 of the Notes are being offered hereby. The Notes previously offered and the Notes offered hereby will have identical terms and conditions and will be part of the same series. Reference is made to the related pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the Notes.

Issuer:	HSBC USA Inc.

CNY Principal Amount:	CNY 10,000 per Note.

CUSIP / ISIN:	40433CAA4 / US40433CAA45

Trade Date:	June 6, 2011.

Pricing Date:	June 7, 2011.

Settlement Date:	June 21, 2011.

Maturity Date:	Expected to be June 21, 2016, subject to postponement as described in the related pricing supplement.

Form of Notes:	Book-Entry.

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of the related pricing supplement and page S-3 of the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement addendum, the related pricing supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.